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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Mercantile Bancorporation Inc. on Form S-4 of our reports for The Wedge Holding Company and Subsidiary and The Wedge Bank dated March 25, 1994, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

 /s/ Deloitte & Touche LLP

St. Louis, Missouri
October 5, 1994